SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No 2)

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:



     [ ] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Materials Pursuant to ss.240.14a-11(c) or ss.240.14a-12
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))




                       KURZWEIL APPLIED INTELLIGENCE, INC.
                (Name of Registrant as Specified In Its Charter)

          ------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2) or Item 22(a)(2) of Schedule 14A
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) an 0-11.

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         2)   Aggregate number of securities to which transaction applies:
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         3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              -----------------------------------------------------------------

         4)   Proposed maximum aggregate value of transaction:
              -----------------------------------------------------------------

         5)   Total fee paid:

     [X]      Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:            ________________________________

         2) Form, Schedule or Registration Statement No.:   ___________________

         3) Filing Party:                      ________________________________

         4) Date Filed:                        ________________________________

                       KURZWEIL APPLIED INTELLIGENCE, INC.
                             411 Waverley Oaks Road
                          Waltham, Massachusetts 02154
                                 (617) 893-5151

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               -------------------


To the Stockholders of Kurzweil Applied Intelligence, Inc.

Notice is hereby given that the 1996 Annual Meeting of Stockholders of Kurzweil Applied Intelligence, Inc., a Delaware corporation, will be held as follows:


     Date:        Friday, July 19, 1996


     Place:       The Offices of the Company
                  411 Waverley Oaks Road
                  Waltham, Massachusetts

     Time:        9:00 a.m., local time


     Purposes:    1.  To elect six directors to serve for a term of one year and until their successors are elected and qualified.

                  2. To consider the adoption of an amendment to the Amended and Restated Certificate of Incorporation of the Company in order to increase the shares of common stock authorized for issuance by the Company from 10,000,000 shares to 15,000,000 shares.

                  3. To approve a financing plan to sell shares of common stock of the Company in a private placement.



                  4. To transact such other business as may properly come before the meeting including, but not limited to the adjournment of the meeting for purposes of soliciting additional proxies to achieve a quorum or to obtain an affirmative vote on proposals 2 and 3.



Only stockholders of record at the close of business on June 13, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.


June 28, 1996                                By Order of the Board of Directors
                                             Roger M. Barzun, Secretary



      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN,
        DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. THE
                  EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR
           RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                       KURZWEIL APPLIED INTELLIGENCE, INC.
                             411 Waverley Oaks Road
                          Waltham, Massachusetts 02154
                                 (617) 893-5151


                                 PROXY STATEMENT


                               General Information


This Proxy Statement is furnished to stockholders of Kurzweil Applied Intelligence, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1996 Annual Meeting of Stockholders to be held on July 19, 1996 at the offices of the Company, 411 Waverley Oaks Road, Waltham, Massachusetts and at any adjournment of the meeting. Proxies in the form enclosed will be voted at the meeting if they are properly executed, dated and returned to the Company prior to the meeting and are not revoked prior to the voting.

A proxy may be revoked at any time before it is voted (i) by giving to the Secretary of the Company written notice of revocation executed by the stockholder of record, which notice must be received prior to the vote being taken on the matter or matters as to which the proxy is being revoked, (ii) by delivering prior to the vote being taken on a given matter a duly executed proxy bearing a later date, or (iii) by the stockholder of record attending the meeting and voting the shares in person.


The Company's Annual Report (in substantially the form of its Annual Report on Form 10-KSB) for the year ended January 31, 1996 is being mailed with this Notice of Annual Meeting and Proxy Statement on or about June 28, 1996.




Matters to be Considered

The Annual Meeting has been called for the following purposes:

     1. To elect six directors to serve for a term of one year and until their successors are elected and qualified.


     2. To consider the adoption of an amendment to the Amended and Restated Certificate of Incorporation of the Company in order to increase the shares of common stock authorized for issuance by the Company from 10,000,000 shares to 15,000,000 shares.


     3. To approve a financing plan to sell shares of common stock of the Company in a private placement.



     4. To transact such other business as may properly come before the meeting including, but not limited to the adjournment of the meeting for purposes of soliciting additional proxies to achieve a quorum or to obtain an affirmative vote on proposals 2 and 3.




Record Date and Voting


Only stockholders of record at the close of business on June 13, 1996 (the "Record Date") are entitled to notice of, and to vote at, the meeting or any adjournment thereof. At the close of business on the Record Date, there were 8,128,866 shares of the Company's common stock, $0.01 par value ("Common Stock") so held.

The shares represented by duly executed proxies in the form solicited by the Board of Directors will be voted at the meeting in accordance with the choices specified. If a proxy is executed but no choice is specified, the shares will be voted for each of the nominees for director, for items 2 and 3, above, and in the discretion of the proxy holders as to the transaction of any other business that may properly come before the meeting. Other than the possible adjournment of the meeting for purposes of soliciting additional proxies to achieve a quorum or to obtain an affirmative vote on a proposal, the directors do not know of any such other matter or business to be brought before the meeting.


Quorum, Abstentions, Broker Non-Votes and Vote Required

The presence in person or representation by proxy of the holders of a majority of the Common Stock entitled to vote is necessary to constitute a quorum for the matters to be voted upon. In the absence of a quorum, the stockholders present may nevertheless adjourn the meeting to a later date.

A holder of record of Common Stock is entitled to one vote for each share so held on the Record Date. Abstentions and broker non-votes (i.e. the lack of a vote on a matter as to which the holder has no voting authority) are counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but will not be treated as negative votes and consequently will have no effect on the voting.

The affirmative vote of the holders of a plurality of the votes cast either in person or by proxy is required to elect directors. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the matter. Approval of each of Proposals 3 and 4 requires the affirmative vote of the holders of a majority of the aggregate number of shares of common stock voted "for" and "against" such matter.


Proxy Solicitation

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, and if deemed necessary, through a third party solicitation agent by means of personal interview, telephone, facsimile or telegram. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of Common Stock and to forward solicitation materials to such beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation.
                          ---------------------------



                       PROPOSAL 1 -- ELECTION OF DIRECTORS


The Bylaws of the Company provide that the number of directors shall be determined from time to time by the stockholders or the Board of Directors, but that there shall be no less than three directors. In May 1996, the Board of directors reduced the number of directors from seven to six as the result of the resignation of Scott M. Sperling, a director elected at the 1995 Annual Meeting.


The directors elected at the 1996 Annual Meeting will hold office until the 1997 Annual Meeting and until their successors are elected and qualified. Each nominee has expressed his intention to serve if elected. Should a nominee become unavailable to serve, the proxy holders may vote each proxy (unless authority to vote has been withheld for such nominee) for the election in his stead of any other person the Board of Directors may recommend. The proxy solicited by this Proxy Statement cannot be voted for more than the number of nominees named in this Proxy Statement.

The following table lists the names and ages of the nominees for election as directors, and in the case of nominees who are incumbent directors, the year in which each was first elected a director of the Company:

Name                             Age         Director Since


Thomas E. Brew, Jr.               53              1994
Steven F. Kaplan                  40              1995
Raymond C. Kurzweil               48              1982
William R. Lonergan               71              1984
David R. A. Steadman              59              1995
James W. Storey                   62              1995

Principal Occupation and Business History of Nominees


Mr. Brew. Mr. Brew served as Acting Co-Chief Executive Officer and President of the Company from May 1994 until November 1994 when he was elected President, Chief Executive Officer and a director. In June 1995 he was elected, in addition, Chairman of the Board of Directors. Prior to joining the Company, Mr. Brew was Executive Vice President of Argus Management Corporation (of which he was a founder) a firm that provides interim management services in crisis situations, since 1988.


Mr. Kaplan. Mr Kaplan is an independent financial and strategy consultant, assisting companies, buy out firms and venture capital firms to identify, assess, structure and negotiate mergers, acquisitions, strategic investments and divestitures as well as helping firms develop and implement business plans and financial strategies. During 1994, Mr. Kaplan served as Chief Financial Officer of Marcam Corporation, a software company. From 1990 to 1992, Mr. Kaplan was Executive Vice President, Chief Financial Officer and Chief Strategic Officer of AM International, Inc., a graphics art equipment and supplies company. Prior to that, Mr. Kaplan was Senior Vice President, Chief Strategic Officer of AM International and President of Harris Graphics Web Group, a manufacturing division of AM International. Before joining AM International, Mr. Kaplan was a Vice President and partner of the Boston Consulting Group.

Mr. Kurzweil. Mr. Kurzweil is a founder of the Company and has been Chief Technology Officer since its inception in 1982. From 1982 until 1995 he was also Chairman of the Board of Directors. He served as Chief Executive Officer from 1982 to 1991 and as Co-Chief Executive Officer from 1991 to November 1994. Mr. Kurzweil serves as a director of Wang Laboratories, Inc., as Chairman of its Strategy and Technology Committee.

Mr. Lonergan. Mr. Lonergan has served as a director of the Company since May 1984. He was a general partner of Oxford Partners a venture capital partnership, from 1983 to 1995. Prior to that he was with Xerox Corporation for eight years, most recently as Vice President Business Development. Mr. Lonergan serves as a director of Zitel Corporation, a memory systems company, Dataware Technologies, Inc. a CD ROM software company and Medical Sterilization, Inc.


Mr. Steadman. Mr. Steadman has served as President of Atlantic Management Associates, Inc., a management services firm, since 1988. From 1990 to 1994 Mr. Steadman served as President and Chief Executive Officer of Integra - A Hotel and Restaurant Company. From 1987 to 1988 Mr. Steadman served as Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of automated capital equipment used in the production of integrated circuits by semiconductor device manufacturers. Mr. Steadman was a Vice President of Raytheon Company, a defense electronics manufacturer, from 1980 to 1987, and served as President of Raytheon Ventures, a venture capital division of Raytheon from 1985 to 1987. Mr. Steadman is a director and Chairman of the Board of Directors of Aavid Thermal Technologies, Inc., which manufactures thermal management products for the semiconductor industry and produces computational fluid dynamic software; Technology Service Group, Inc. a manufacturer of high technology pay telephone components; and Wahlco Environmental Systems, Inc., a publicly traded environmental equipment and services company. He is also a director of Vitronics Corporation, a manufacturer of reflow soldering ovens for the electronics industry.


Mr. Storey. Mr. Storey has been a business consultant and investment manager since 1993. From 1987 to 1992, Mr. Storey was President of Wellingsley Corporation, a private investment company. Prior to that, from 1981 to 1986, Mr. Storey was President and Chief Executive Officer of Codex Corporation, a manufacturer of data communications equipment, and a Vice President of its parent company, Motorola, Inc. Mr. Storey is a director of Progress Software Corporation and Westerbeke Corporation, a manufacturer of marine engines and generator sets.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.


Meetings of the Board of Directors and its Committees

The Board of Directors held six meetings during the fiscal year ended January 31, 1996, and each director attended all of the meetings of the Board held while he was a director. The only standing committees of the Board are the Audit Committee and the Compensation Committee.

The Audit Committee (comprised of Messrs. Kaplan, Lonergan and Storey) reviews the Company's system of internal controls, recommends the appointment of the Company's independent public accountants, and periodically reviews their services. The Audit Committee held two meetings during the fiscal year ended January 31, 1996 and each incumbent member attended all of the meetings of the Committee held while he was a member.

The Compensation Committee (comprised of Messrs. Steadman and Storey) reviews and determines compensation payable to officers of the Company and administers the Company's stock plans. The Compensation Committee held three meetings during the year ended January 31, 1996 and each incumbent member attended all of the meetings of the Committee held while he was a member.



Directors' Compensation

Directors who are employees of the Company receive no compensation, as such, for services as members of the Board. Directors who are not employees of the Company receive $1,000 in the aggregate for Board and committee meetings they attend on a given day and are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

Non-employee directors of the Company also receive "formula" stock option grants under the Company's 1995 Non-Employee Director Stock Option Plan approved by stockholders on June 20, 1995. Each non-employee director serving at that date received a fully-vested option to purchase 10,000 shares of Common Stock (the "Initial Grants") and is automatically granted an additional option of 3,000 shares on each anniversary of that date so long as he is then serving as a non-employee director. Each non-employee director first elected to the Board after June 20, 1995 automatically receives an option to purchase 3,000 shares of Common Stock on the date of his or her election and, so long as he or she is then serving as a non-employee director, an additional option to purchase 3,000 shares of Common Stock on each anniversary of that date. All options under the Plan are granted at an exercise price per share equal to the market value of a share of Common Stock on the date of grant. Except for the Initial Grants, all options vest as to one-half the shares six months after the grant date, and as to an additional one-quarter of the shares at nine months and twelve months after the grant date.



Certain Developments Relating to Legal Proceedings

Class Action Litigation. Subsequent to the Company's announcement on April 28, 1994 that the Company and its auditors were reviewing certain aspects of the Company's revenue recognition policies and practices and related matters, and that the Company expected this review to result in a substantial loss for fiscal 1994, five purported class action lawsuits were filed in the United States District Court for the District of Massachusetts. These lawsuits were eventually combined into one class action suit and were purportedly brought by and on behalf of purchasers of the Company's common stock pursuant or traceable to the Company's Prospectus dated August 17,1993 and in its aftermarket through April 28, 1994. These lawsuits were filed against the Company and certain of them also named as defendants Raymond C. Kurzweil (the Company's Founder, Chief Technology Officer, director and former Chairman and Co-Chief Executive Officer), Bernard
F. Bradstreet (former Co-Chief Executive Officer, President Chief Financial Officer, and director), the underwriters of the Company's August 1993 initial public offering of Common Stock, Robertson, Stephens & Co., L.P. and Needham & Company, Inc., and the Company's former public accountants, Coopers & Lybrand L.L.P.

On April 27, 1995, the Company received final court approval of an agreement to settle this litigation. In accordance with the settlement, the class members and their counsel received 1,475,827 shares of Common Stock having a value of $7,250,000 based on the average price of shares of Common Stock, as determined by the closing prices during the five consecutive trading days starting May 19, 1995. In June 1995, the class members' counsel received their portion of the shares, 442,748 shares in the aggregate. In March 1996, the remaining 1,033,079, shares of Common Stock were distributed to class members. In addition, as part of the settlement, the Company made a cash payment of $250,000, and assigned any claims it might have against its former public accountants, Coopers & Lybrand L.L.P., to the class members. The Company believes these proceedings are now concluded as to the Company's involvement.

SEC Investigation. On June 3, 1994, the Company announced that it had been notified by the Securities and Exchange Commission ("SEC") that the SEC had commenced a formal investigation of the Company. The SEC requested that the Company provide the SEC with certain documents concerning possible violations of the federal securities laws in connection with the Company's public reports and financial statements. On July 26, 1995 the Company announced that it had entered into a settlement with the SEC. The Company agreed to an order pursuant to
Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, whereby the Company agreed to cease and desist from committing or causing any future violation of certain enumerated sections of those acts and rules promulgated thereunder.


Department of Justice. In August 1994, the Company received a subpoena from the U.S. Department of Justice ("DOJ") to produce documents in connection with a grand jury investigation regarding the irregularity identified in the information filed in the Company's previous press releases and financial statements. On July 26, 1995, the Company announced that the DOJ had concluded its investigation as to the Company without further action based on information that the DOJ furnished by telephone to the Company's litigation counsel.


Nasdaq Proceedings. On June 3, 1994, the Company announced that it had been notified by the National Association of Securities Dealers, Inc. ("NASD") that it was conducting a review of trading in the Company's securities and had requested that the Company provide it with certain documents and information. Nasdaq has advised the Company that it has concluded its investigation as to the Company without further action.

Texas Litigation. On September 11, 1995, one of the Company's shareholders who elected not to be included in the settlement of the shareholder class action litigation filed a complaint in Dallas County, Texas. The matter is entitled Caffey v. Kurzweil Applied Intelligence. Inc. et a1. Mr. Caffey's complaint asserts that the Company and certain former officers and directors committed fraud and violated Texas state law and unnamed federal securities laws. The Complaint seeks $1,500,000 in damages.

The Company moved the case to the United States District Court for the Northern District of Texas on November 6, 1995. The case was assigned Docket No. 3:95-CV-2660-J. On November 13, 1995, the Company filed an answer to the complaint, which contained an offer of settlement pursuant to which the Company offered to repurchase from Mr. Caffey his 1,000 shares of Company stock at the price he paid for such shares plus interest and certain attorneys' fees. Mr. Caffey has rejected the Company's offer and has filed amended complaints to include additional plaintiffs, including two of the Company's incumbent directors, who were also defendants in the class action litigation described above. This case is in the discovery stage, and at this point, the Company does not believe that its outcome will have a material adverse effect on the financial condition of the Company.
                          ---------------------------



           PROPOSAL 2 - AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Amendment. On May 3, 1996 the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and pursuant to Delaware law declared such amendment to be advisable. The restatement amends subsection (a) of Article Fourth of the Certificate by increasing the number of shares of Common Stock that the Company is authorized to issue from 10,000,000 shares to 15,000,000 shares. If the amendment of the Certificate is approved by stockholders, it will become effective upon its filing with the Secretary of State of the State of Delaware.

The Additional Shares. The additional shares of Common Stock to be authorized for issuance by the amendment would have rights identical to the currently outstanding Common Stock, and the approval of the amendment by stockholders would not affect the rights of holders of currently outstanding Common Stock except for effects incidental to increasing the number of shares that the Company is authorized to issue, including the dilutive effects on present stockholders upon issuance of any of the additional shares.

The availability or issuance of additional shares could have the effect of (i) depressing the market price of the Common Stock and (ii) making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company, although the Company is not aware that any person or entity is interested in making such an acquisition.

Issuance of Additional Shares. As a general matter, the issuance of the additional authorized shares for such corporate purposes as the Board may deem to be in the best interests of the Company does not require stockholder approval, unless such approval is required by laws, rules or regulations applicable to the Company. In addition to raising capital through equity financing, the additional shares for which stockholder approval is sought may also be used to purchase assets or services and to compensate employees or consultants. Other than in connection with the financing plan described in Proposal 3, below, the Company has no current plans to issue or to reserve for issuance any of the additional shares of Common Stock.

May 1996 Private Placement. On May 1, 1996, there were 6,790,367 shares of Common Stock issued and outstanding, and 1,889,133 shares reserved for issuance under the Company's stock plans and outstanding warrants to purchase Common Stock. Accordingly, at that date, the Company had a balance of 1,320,500 shares available for issuance and not subject to any reserve.

Because of the Company's need for additional cash to fund its operations in fiscal 1997, on May 9, 1996 the Company sold 1,320,050 shares of Common Stock at $2.00 per share in a private sale to Special Situations Fund LP, for net proceeds to the Company of approximately $2.37 million. This sale left a balance of only 450 unreserved shares available for issuance.


Need for Additional Funds. At April 30, 1996, the Company's first fiscal quarter end, the Company had a net worth of $1.631 million, which is less than the Nasdaq National Market $4 million net worth requirement. The $2.376 million raised through the May 1996 sale increased that net worth as of April 30, 1996 on a pro forma basis to only slightly more than $4.0 million. While these funds are expected to be sufficient for the Company's working capital needs in fiscal 1997, the Company is seeking additional funding to cover research, development and marketing expenses in fiscal 1998, to provide a cash reserve if revenues fall short of expectations as they did in fiscal 1996, and to enable the Company to meet and exceed the Nasdaq National Market $4 million net worth requirement in the event the Company continues to incur losses. The Board of Directors, therefore, believes that the increase in authorized shares of Common Stock is in the best interests of the Company and its stockholders and is critical to its future operations, because without the ability to sell additional shares of Common Stock, the Company will be unable to carry out the financing plan that is the subject of Proposal 3, below.


Consequences of Non-Approval. If this proposal is not approved by stockholders, the Company will be unable to raise working capital through the issuance of Common Stock or securities convertible into Common Stock, and since the Company does not believe that it is able to raise working capital though the sale of preferred stock or through borrowings; in such event, the Company would likely be required to restructure its operations and curtail its spending in research and development, attempt a merger or other strategic transaction with another company, or seek protection under the bankruptcy laws.

If this Proposal 2 is approved, but Proposal 3 is not approved, under Nasdaq Stock Market rules, the Company would be limited to raising additional equity either (i) through the sale shares of Common Stock and securities exercisable for or convertible into Common Stock equal to less than 20% of the number of shares then outstanding (approximately 1.6 million shares), (ii) through the sale of Common Stock at a price at least equal to its market value or (iii) through the sale of preferred stock as discussed above. There can be no assurance that the funds raised under (i) would be sufficient for the Company's needs or that the Company would be successful in accomplishing the sales described in (ii) and (iii).

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT

                    PROPOSAL 3 - APPROVAL OF A FINANCING PLAN


General Information

The Financing. The Company's stockholders are being requested to approve the issuance of a maximum of 2.2 million shares of Common Stock and the reservation for issuance pursuant to the issuance of warrants covering a maximum of an additional 2.55 million shares of Common Stock in connection with a proposed private sale to a limited number of accredited investors (the "Financing"). Since the investors have not yet been identified, and the sale price of the shares has not been established, the precise number of shares to be issued and to be reserved for issuance has yet to be determined, and there can be no assurance that any shares will be sold. The Company will seek to raise a minimum of $2.4 million and a maximum of $4.4 million on or before July 31, 1996 at a per-share purchase price equal to the greater of (a) $2.00 per share or (b) 65% of the average of the closing prices as reported on the Nasdaq National Market for the five (5) trading days ending five (5) business days prior to the closing of the sale. It is anticipated that the sale of the shares in the number contemplated and at a discount to market could have a depressing effect on the market price for the Company's Common Stock. Set forth below under the heading "Price Range of Common Stock" are the high and low sale prices of the Common Stock by fiscal quarter for the last two fiscal years and for the first fiscal quarter of fiscal 1997.

The Board of Directors believes the proposed price to be fair value for the Company in light of the following circumstances: (i) the Company's auditors have issued a "going concern opinion" with respect to the financial condition of the company at January 31, 1996 because of the risks involved in the Company realizing the benefits of its investment in research and development and the risk that the Company may not be able to meet its revenue projections; (ii) the Company has a history of substantial losses since its inception; (iii) the shares sold in the Financing will be "restricted securities" under securities laws and therefore will not be readily saleable by the purchasers until such time as their re-sale is registered by the Company; (iv) the stock may be delisted from the Nasdaq National Market for the Company's failure to meet its minimum net worth requirement at the end of fiscal 1996 and the first quarter of 1997, which would likely result in a loss of market value; and (v) the negative effect on the Company's business and financial reputation of the recently settled shareholder litigation that arose out of financial irregularities committed by certain former members of the Company's management.

Requirement for Stockholder Approval. The Company is seeking stockholder approval of the Financing pursuant to the NASD designation criteria for continued inclusion of the Common Stock on the Nasdaq National Market. Section 5(i)1.(d)(ii) of Part III of Schedule D of the NASD By-Laws requires the Company to obtain stockholder approval because (i) the shares may be sold in the Financing at a price less than the greater of their book or market value; and
(ii) the number of shares sold or reserved for issuance under warrants may exceed 20% of the number of shares of Common Stock issued and outstanding prior to the Financing. Assuming all 2.2 million shares are sold and warrants to purchase an additional 2.55 shares are issued in connection with the financing, under Nasdaq rules the issuance would be deemed an issuance of 4.75 million shares or 58.6% of the shares of Common Stock outstanding prior immediately to the Financing. Warrants covering 2.2 million shares (the "additional warrants" described under the heading "Placement Agency Agreement," below) may not be required to be issued, in which event the Company would be deemed to be issuing in the aggregate 2.55 shares or 31.5% of the shares of Common Stock outstanding prior immediately to the Financing.

A closing of the Financing is expected to be held upon receipt of subscriptions from prospective investors for not less than $2,400,000. The initial closing is expected to occur on or about July 26, 1996 or such later date to which the offering is extended by agreement of the Company and the placement agent, not to exceed, however, sixty days. If subscriptions to purchase the minimum of $2,400,000 are not received by the date the offering ends, the funds of prospective investors will be returned to them.

Requirements for Additional Funds. While the funds raised through the May 1996 private placement of 1.3 million shares (described under Proposal 2, above) are expected to be sufficient for the Company's needs in fiscal 1997, the Company is seeking additional funding to cover research, development and marketing expenses in fiscal 1998 and to provide a cash reserve if revenues fall short of expectations as they did in fiscal 1996. In addition, the funds will enable the Company to maintain the minimum $4 million net worth requirement for continued listing on the Nasdaq National Market.

Dependence on Proposal 2. The maximum number of shares can be issued and sold, however, only with the approval by stockholders of this Proposal 3. In addition, since the Company now has only 450 shares available for sale to potential investors, the Financing is also dependent upon the approval by stockholders of an increase in the number of shares of Common Stock the Company is authorized to issue, which is the subject of Proposal 2, above.

Consequences of Non-Approval. If this proposal is not approved, under Nasdaq Stock Market rules, the Company would be limited to raising additional equity either (i) through the sale shares of Common Stock and warrants to purchase Common Stock equal to less than 20% of the number of shares then outstanding (approximately 1.6 million shares), (ii) through the sale of Common Stock at a price per share at least equal to the greater of its market value, or (iii) through the sale of preferred stock. There can be no assurance that the funds raised under (i) would be sufficient for the Company's needs or that the Company would be successful in accomplishing the sales described in (ii) and (iii).

Board Recommendation. Although the issuance of shares in the proposed Financing will have a dilutive effect on the Company's current stockholders, the Board of Directors believes that the Financing represents the best source of capital available to the Company at this time, since raising capital through a public offering of Common Stock involves considerable time and expense and is subject to the uncertainties of the marketplace, among others. Accordingly, the Board of Directors strongly recommends the approval of the proposed Financing. Reference should be made to the financial statements of the Company and the notes thereto set forth in the Company's Annual Report for the fiscal year ended January 31, 1996, which accompanies this Proxy Statement.

Use of Proceeds. The Company currently intends to use the proceeds of the Financing for general corporate purposes, which include research and development, product development and enhancement programs, new product development, and sales and marketing programs. The allocation of the proceeds will depend upon the Company's results of operations and business plans. The Company is not seeking stockholder approval of any aspect of the proposed Financing except the issuance and reservation for issuance of a number of shares that is in excess of 20% of the issued and outstanding shares immediately prior thereto at a per-share price that is below their book or market value.


Price Range of Common Stock

The Common Stock is traded on the Nasdaq National Market under the symbol KURZ. The Company's Common Stock was traded on the Nasdaq SmallCap Market from November 14 to December 27, 1994 when it was relisted on the Nasdaq National Market. The following table reflects the range of high and low selling prices of the Common Stock by fiscal quarter for fiscal years 1995 and 1996 and for the first fiscal quarter of fiscal 1997. This information is based on prices reported on the Nasdaq National Market.

     Fiscal 1995                                     High        Low
         First Quarter (ended April 30, 1994)        14.250      4.000
         Second Quarter (ended July 31, 1994)         7.000      2.750
         Third Quarter (ended October 31, 1994)       7.000      2.625
         Fourth Quarter (ended January, 1995)         6.500      3.875

     Fiscal 1996
         First Quarter (ended April 30, 1995)         6.000      4.375
         Second Quarter (ended July 31, 1995)         5.250      2.750
         Third Quarter (ended October 31, 1995)       4.750      2.750
         Fourth Quarter (ended. January 31, 1996)     7.125      2.750

     Fiscal 1997
         First Quarter (ended April 30, 1996)         4.375      2.375



THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT AS PROPOSED TO BE SOLD OR AS HAVING BEEN SOLD WILL NOT BE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO US PERSONS ABSENT REGISTRATION UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.


Placement Agency Agreement

The Company is currently negotiating an agreement (the "Agency Agreement") with the investment banking firm (the "Placement Agent") that represented the Company in the May 1996 private placement of shares described in Proposal 2, above. Neither the Company nor any of its directors or officers has any relationship with the Placement Agent other than as described herein. The Agency Agreement has not been executed as of the date of this Proxy Statement. The following is a summary of the anticipated material terms of the Agency Agreement.

The Placement Agent will assist the Company on a best efforts basis in raising a minimum of $2.4 million and a maximum of $4.4 million on or before the offering ends through the sale of up to 2.2 million shares of Common Stock (the "Shares") to a limited number of "accredited investors" pursuant to the exemption from registration afforded by Regulation D under the Securities Act of 1933 (the "Act").


The Placement Agent will pay its own expenses incurred in the Financing, and the Company will pay all of the other expenses incident to the Financing, including any expenses related to the qualification of the sale of the Shares under state securities laws.


The Company will be required to file a registration statement under the Act with respect to the re-sale of the Shares on or before September 30, 1996, and to use its diligent, good faith efforts to have the registration statement declared effective as soon thereafter as possible, but in any event no later than November 30, 1996. In the event that (i) the Company fails to file the registration statement by September 30, 1996; (ii) the Company fails to use such diligent, good faith efforts to have the registration statement declared effective by November 30, 1996 and the registration statement is not declared effective by such date; or (iii) the registration statement is not declared effective on or before June 1, 1997 then, on each monthly anniversary of the date of the earliest to occur of (i), (ii) or (iii) until the earlier of the effective date of the registration statement or the 20th monthly anniversary of such date, the Company will be required to issue to each purchaser of Shares warrants to purchase a number of shares of Common Stock equal to 5% of the number of Shares purchased by such purchaser.

As compensation for its services, the Company will pay the Placement Agent 10% of the gross proceeds of the sale of the Shares and will issue to the Placement Agent ten-year warrants to purchase in the aggregate a number of shares of Common Stock equal to 10% of the number of Shares sold in the Financing at an exercise price equal to the per-share price at which the Shares are sold. The warrant term will be reduced to five years in the event that the Company achieves certain revenue and earnings goals to be set forth in the Agency Agreement. The warrants will not be exercisable by the Placement Agent for a period of twelve months after the closing of the Financing. The Placement Agent will have the right to cause some or all of the warrants to be issued to such persons as it may direct, subject to applicable state and federal securities laws. In the event that no shares are sold in the Financing, no compensation will be payable to the Placement Agent.


After the expiration of one year from the closing of the Financing, the warrant holder will have a the right on one occasion to require the Company, at the Company's expense, to register the sale of the underlying shares to the warrant holder or the re-sale thereof by the warrant holder. The Company will be required to keep the registration statement covering the shares underlying the warrant effective, with certain exceptions, until those shares can be sold by the warrant holder under the exemption afforded by Rule 144(k) under the Act. The warrant holders also have a one-time right to include the warrant shares in a registration statement filed by the Company, subject to certain exceptions.

Pursuant to the Agency Agreement, the Company will grant the Placement Agent a right of first refusal to act as the Company's underwriter and placement agent with respect to future public and private financings and to serve as the Company's investment banker with respect to any potential acquisition, merger, and like transactions for a period of three years from the closing of the Financing, but only if the Placement Agent is able to meet the terms requested by the Company or obtained from another underwriter or investment bank. In addition, if an underwriter or investment bank selected by the Company is of "national stature" (to be defined in the Agency Agreement), the Company's only obligation will be to use reasonable efforts to have the Placement Agent included as a co-participant in the transaction.


Consulting Agreement

The Company has entered into a financial consulting agreement with the Placement Agent pursuant to which the Placement Agent has agreed to provide, upon the Company's request, various financial advisory services for a period of two years. As compensation for these services, the Company has agreed to issue a five-year warrant to the Placement Agent to purchase 132,050 shares of Common Stock at $2.00 per share, provided that the stockholders approve the increase in the number of shares the Company is authorized to issue, which is the subject of Proposal 2, above. The holder of this warrant will have substantially the same registration rights as the holder of the warrants expected to be issued to the Placement Agent as compensation for the Financing.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE FINANCING PLAN

                            -------------------------



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding beneficial ownership of the Common Stock at June 1, 1996 by (i) each person known by the Company to own beneficially 5% or more of the outstanding Common Stock; (ii) each of the directors and nominees for election as directors of the Company;
(iii) the executive officers named in the Summary Compensation Table, below; and
(iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as beneficially owned by them.

                Security Ownership of Certain Beneficial Holders


Name and Address                       Number of Shares        Percentage of
of Beneficial Owner                    of Common Stock             Class


Special Situations Fund, L.P.            1,320,050(/1)             16.3%
153 East 53rd Street
New York, NY 10020

Phemus Corporation                         959,808(/2)             11.7%
600 Atlantic Avenue
Boston, Massachusetts 02210

Xerox Corporation                          959,808(/3)             11.6%
800 Long Ridge Road
Stamford, Connecticut 06904



Security Ownership of Management



Name and Address* of              Number of Shares           Percentage of
Beneficial Owner                   of Common Stock               Class

Thomas E. Brew, Jr.                  175,999(/4)                 2.1%
Thomas B. Doherty                     32,471(/5)                  **
Mark D. Flanagan                      30,914(/6)                  **
Steven F. Kaplan                      10,000(/7)
Raymond C. Kurzweil                  191,267(/8)                 2.71%
John J. Scarcella                      7,549(/9)                  **
William R. Lonergan                   12,870(/10)                 **
David R. A. Steadman                  10,000(/7)                  **
James W. Storey                       16,000(/10)                 **
All Directors and Executive
Officers as a Group
(11 Persons)                         516,307(/11)                6.0%
- -----------------


* The address of each person is the address of the Company's offices in Waltham, Massachusetts.

**   Represents holdings of less than one percent.


1. Special Situations Fund purchased these shares on May 9, 1996 in a private placement by the Company. See Proposals 2 and 3.

2. Includes 102,617 shares issuable on the exercise of currently exercisable warrants to purchase Common Stock.

3. Excludes 168,222 shares owned by Fuji Xerox Co., Ltd. as to which Xerox disclaims beneficial ownership, and includes 136,021 shares issuable on the exercise of currently exercisable warrants to purchase Common Stock.

4. Includes 174,999 shares subject to purchase under options within 60 days of June 1, 1996 at prices ranging from $4.125 to $4.50 per share.

5. Includes 31,271 shares subject to purchase under options within 60 days of June 1, 1996 at prices ranging from $4.125 to $5.125 per share.

6. These shares are subject to purchase under options within 60 days of June 1, 1996 at prices ranging from $4.125 to $5.125 per share.

7.   These shares are currently exercisable under an option at $4.375 per share.

8. Includes 184,601 shares subject to purchase under options within 60 days of June 1, 1996 at prices ranging from $1.50 to $4.125 per share. Mr. Kurzweil disclaims beneficial ownership of the following shares included in this number: (i) 466 shares held in an irrevocable trust (of which Mr. Kurzweil is a trustee and has sole voting and investment power) for the benefit of Mr. Kurzweil's children, mother, sister and his sister's children; (ii) 1,066 shares held in an irrevocable trust for the benefit of Mr. Kurzweil's children; (iii) 2,133 shares held in a separate irrevocable trust for the benefit of Mr. Kurzweil's wife; (iv) 133 shares held in a separate irrevocable trust for the benefit of Mr. Kurzweil's sister; and (v) 1,066 shares held directly by Mr. Kurzweil's wife.

9. Includes 7,449 shares subject to purchase under options within 60 days of June 1, 1996 at prices ranging from $1.50 to $5.125 per share.

10.  Includes 10,000 shares exercisable under an option at $4.375 per share.

11. Includes 495,539 shares under options subject to purchase within 60 days of June 1, 1996 at prices ranging from $1.50 to $5.125 per share.



Section 16(a) Reports.

Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, or a written representation from certain reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of that Act.

                            -------------------------

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation the Company paid or accrued for services rendered in the Company's fiscal years ended January 31, 1996, 1995 and 1994 by the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in fiscal 1996 and who were serving at the end of the 1996 fiscal year.


Summary Compensation Table




                                Annual Compensation                                   Long Term Compensation Awards
- ----------------------------------------------------------------------------         -------------------------------
                                                                       Other
                                                                      Annual        Securities
                                                                      Compen-       Underlying           All Other
                                            Salary       Bonus       sation(/1)       Options          Compensation
Name and Principal Position       Year        ($)         ($)           ($)             (#)                 ($)
THOMAS E. BREW, JR.(/2)           1996        250,000     100,000       --                                  --
President & Chief Executive       1995         62,500      25,000       --            250,000               --
Officer

THOMAS B. DOHERTY(/3)             1996        134,394          --       --             10,000               --
Vice President, Chief             1995         32,500          --       --             50,000               --
Financial Officer & Treasurer

MARK D. FLANAGAN(/4)              1996        225,000          --       --             10,000               --
Executive Vice President          1995        160,833      38,333       --             20,000               --
                                  1994        113,045      34,999       --             30,000               --

RAYMOND C. KURZWEIL(/5)           1996        172,791          --       --                 --               --
Chief Technology Officer          1995        180,999          --       --                 --               --
                                  1994        187,678          --       --                 --               --

JOHN J. SCARCELLA(/6)             1996        171,300          --       --             31,000               --
Vice President, Sales


- ----------------------

1. Excludes perquisites and other personal benefits if the aggregate amount of such items of compensation is less than the lesser of either $50,000 or 10% of the total annual salary and bonus of the named executive officer.


2.   Mr. Brew joined the Company in the fourth fiscal quarter of fiscal 1995.

3. Mr. Doherty joined the Company in the fourth fiscal quarter of fiscal 1995. His options were granted at a per share exercise price equal to the per share market value of the Common Stock on the date of grant ($5.125) and vest in 20 quarterly installments commencing July 31, 1995. The vesting of these options accelerates in the event of a consolidation or merger in which the Company is not the surviving entity or a sale of substantially all of the Company's assets.

4. Mr. Flanagan's options were granted at a per share exercise price equal to the per share market value of the Common Stock on the date of grant ($5.125) and vest in 20 quarterly installments commencing July 31, 1995. The vesting of these options accelerates in the event of a consolidation or merger in which the Company is not the surviving entity or a sale of substantially all of the Company's assets.

5. Mr. Kurzweil's salary in fiscal 1996 and 1995 reflects employment on a 75% basis.

6. Mr. Scarcella became an executive officer of the Company in fiscal 1996. The options granted to him in fiscal 1996 were granted at a per share exercise price equal to the per share market value of the Common Stock on the date of grant. Of the option shares, 6,000 were granted at an exercise price of $5.125 and vest in 20 quarterly installments commencing July 31, 1995; and 25,000 were granted at an exercise price of $4.125, and vest in 16 quarterly installments commencing October 31, 1996.

Option Grants in the Last Fiscal Year


The following table sets forth certain information with respect to stock options granted to each of the Company's executive officers named in the Summary Compensation Table, above, during the fiscal year ended January 31, 1996.



                                                                                                     Potential
                                                                                                 Realizable Value
                                                                                                    at Assumed
                                                                                                  Annual Rates of
                                                                                                    Stock Price
                                                                                                 Appreciation for
                                                   Individual Grants                              Option Term /5
                              ------------------------------------------------------------     --------------------
                                              Percent of Total
                                                   Options
                               Number of         Granted to
                              Securities        Employees in       Exercise
                              Underlying       Fiscal Year(/3)     Price(/4)     Expiration       5%          10%
Name                            Options             1996             ($)            Date          ($)         ($)
Thomas E. Brew, Jr.               --                 --              --             --            --          --
Thomas B. Doherty              10,000(/1)           2.6%            5.125         04/18/05      32,230       81,679
Mark D. Flanagan               10,000(/1)           2.6%            5.125         04/18/05      32,230       81,679
Raymond F. Kurzweil               --                 --              --             --            --          --
John J. Scarcella               6,000(/1)           1.6%            5.125         04/18/05      19,338       49,007
John J. Scarcella              25,000(/2)           6.6%            4.125         09/07/05      64,054      164,354

- -----------------


1. These options become exercisable in 20 quarterly installments commencing July 31, 1996.


2. This option becomes exercisable in 16 quarterly installments commencing October 31, 1996.

3. Based on an aggregate of 383,750 shares subject to options granted to employees of the Company in the year fiscal ended January 31, 1996.

4. The exercise price per share of each option was equal to the per share market value of the Common Stock on the date of grant.

5. The potential realizable value is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. However, the optionee will not actually realize any benefit from the option unless the market value of the Company's stock price in fact increases over the option price.

                            -------------------------

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for each of the Company's executive officers named in the Summary Compensation Table, above, certain information regarding exercises of stock options during the fiscal year ended January 31, 1996 and stock options held at that date. The "Value of Unexercised In-the-Money Options at Fiscal Year End" is the difference between the market price of the Common Stock subject to the option on January 31, 1996 ($3.75 per share) and the option exercise (purchase) price.


                               Shares                        Number of Securities Underlying       Value of Unexercised In-the-
                              Acquired                        Unexercised Options at Fiscal        Money Options at Fiscal Year
                                 on            Value                    Year End                             End ($)
Name                          Exercise        Realized         Exercisable       Unexercisable      Exercisable      Unexercisable
Thomas E. Brew, Jr.             --              --                  83,333             166,667              -0-         -0-
Thomas B. Doherty               --              --                  21,885              38,115              -0-         -0-
Mark D. Flanagan                --              --                  23,671              36,328              -0-         -0-
Raymond F. Kurzweil             --              --                 179,839              21,428          340,353         -0-
John J. Scarcella               --              --                   6,871              30,368            5,998         -0-


Report of the Compensation Committee on Executive Compensation

This report has been prepared by the Compensation Committee of the Board of Directors of the Company and addresses the Company's compensation policies with respect to the Chief Executive Officer and executive officers of the Company in general for the fiscal year ended January 31, 1996. Each member of the Committee is a non-employee director.


Compensation Policy

The overall intent of the Committee in respect of executive officers is to establish levels of compensation that provide appropriate incentives in order to command high levels of individual performance and thereby increase the value of the Company to its stockholders, and that are sufficiently competitive to retain and attract the skills required for the success and profitability of the Company. The principal components of executive compensation are salary, bonus and stock options. During fiscal 1996, the Company did not have a formal compensation or bonus Plan.


Chief Executive Officer's Compensation


The Chief Executive Officer's compensation for fiscal 1996 is based on a written employment agreement that was negotiated and entered into between him and the Company in November 1994. The agreement provides for (i) the payment of a salary of $250,000, $300,000 and $350,000 for the twelve-month periods ending November 1, 1995, 1996 and 1997; (ii) the payment of bonuses of $100,000 and $50,000 for the twelve-month periods ending November 1, 1995 and 1996; and (iii) the granting in 1994 of an option to purchase 250,000 shares of Common Stock and an additional option grant to offset the percentage dilutive effects of the shares then expected to be issued in connection with the settlement of stockholder litigation pending against the Company. This offset option was granted in May 1996, covers 50,000 shares and has the same vesting schedule as the original option. The salary in the agreement was determined to be appropriate by the members of the Committee based on the financial and legal difficulties that the Company has experienced, the expertise and responsibility that the position requires; the Chief Executive Officer's management experience in prior employments, particularly with respect to financially troubled companies, and the subjective judgement of the Committee members of a reasonable compensation level.



Other Executive Officers

Salary. During fiscal 1996, the salary of each executive officer other than the Chief Executive Officer was based in the case of long-term employees on the level of his prior salary, any increase in responsibilities, and the subjective judgement of the members of the Committee as to the value of the executive's past contribution and potential future contribution to the profitability of the business. In the case of Mr.

Doherty, the Company's Chief Financial Officer, who joined the Company in November 1994, his salary was based on his prior financial and accounting experience, and in particular his experience with financially troubled companies, and on terms designed to induce him to join the Company as a full-time employee. In all cases, Committee members exercised their subjective judgement as to what constitutes a compensation level that is fair and calculated to retain the executive in the Company's employ.

Bonuses. No executive officer (other than the Chief Executive Officer) received a bonus in fiscal 1996.

Stock Options. The Committee believes that stock ownership by executive officers is important in aligning management's and stockholders' interests in the enhancement of stockholder value over the long term. The exercise price of stock options is equal to the market price of the Common Stock on the date of grant. The stock option grants made to the executive officers in fiscal 1996 were made based on the subjective judgement of the Committee members of the appropriate recognition for services to the Company during the 1996 fiscal year.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code (enacted in 1993) generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. The Company's compensation payable to any one executive officer (including potential income from outstanding stock options) is currently and for the foreseeable future unlikely to reach that threshold. Qualifying, performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure stock option grants to executive officers in a manner that complies with the performance-based requirements of the statute.

The Compensation Committee:           David R. A. Steadman
                                      James W. Storey


Compensation Committee Interlocks and Insider Participation

Decisions concerning executive compensation are made by the Compensation Committee of the Board of Directors, which during fiscal 1996 consisted of Scott
M. Sperling and Messrs. Steadman and Storey, none of whom is or was an officer or employee of the Company or any of its subsidiaries. During fiscal 1996, no executive officer of the Company served as a director or member of a compensation committee of any entity with which any director of the Company had any relationship as a director or officer.

                           ---------------------------

The Performance Graph and the Report of the Compensation Committee on Executive Compensation in this Proxy Statement are not and shall not be deemed incorporated by reference into any filings of the Company with the Securities and Exchange Commission by implication or by any reference in any such filings to this Proxy Statement.


                                PERFORMANCE GRAPH

The following graph assumes an investment of $100 on August 17, 1993 (the date the Company's Common Stock was first registered under Section 12 of the Exchange
Act) and compares yearly changes thereafter (through January 31, 1996) in the market price of the Common Stock with (i) the Nasdaq Market Index for U.S. Companies (a broad market index) and (ii) the Nasdaq Computer and Data Processing Services Stocks, a published industry index.

The performance of the indices is shown on a total return (dividend reinvestment) basis; however, the Company paid no dividends during the period shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates.




[line graph]

                                        17-Aug-93 31-Jan-94 31-Jan-95 31-Jan-96
Kurzweil Applied Intelligence, Inc.     $100.00   $130.00    $53.00    $38.00
Nasdaq Computer & Data
  Processing Services                   $100.00   $110.00   $124.00   $196.00
Nasdaq Market Index                     $100.00   $109.00   $104.00   $146.00

                                    AUDITORS


The firm of Ernst & Young LLP, certified public accountants, served as the Company's independent public accountants to audit the Company's financial statements for the fiscal year ending January 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he wishes to do so and to respond to appropriate questions.




                       SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who wishes to present a proposal for action at the 1997 Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by the Company, must deliver such proposal to the Company at its principal executive offices no later than January 15, 1997 and must meet the other requirements for inclusion set forth in Regulation ss.240.14a-8 under the Securities Exchange Act of 1934.




             INCORPORATION OF FORM 10-KSB AND 10-KSB/A BY REFERENCE


The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1996 and Amendment No. 1 and Amendment No. 2 thereto, both filed on Form 10-KSB/A are hereby incorporated herein by reference thereto.


June 28, 1996                                By Order of the Board of Directors
                                             Roger M. Barzun, Secretary

                       KURZWEIL APPLIED INTELLIGENCE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby (i) revokes previous proxies given with respect to the shares of the common stock of Kurzweil Applied Intelligence, Inc. (the "Company") noted on the reverse side hereof and registered in the name of the undersigned (the "Shares"); (ii) acknowledges receipt of the Notice and Proxy Statement dated June 28, 1996 in connection with the Annual Meeting of Stockholders of the Company to be held on July 19, 1996 at 9:00 a.m. at the Company's headquarters at 411 Waverley Oaks Road, Waltham, Massachusetts, or any adjournment thereof; and (iii) appoints Thomas E. Brew, Jr., and Thomas B. Doherty and Roger M. Barzun , or any one of them, each with full power to act alone, the attorneys and proxies of the undersigned with power of substitution to each, to vote all of the Shares that the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournment thereof, with all the powers the undersigned would have had if personally present at said meeting. Without limiting the generality of the authorization hereby given, said proxies are, and each of them is instructed to vote or act as follows on the matters to be voted upon set forth in said Proxy Statement.



If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side -- you need not mark any boxes.


            CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE
                                                              [SEE REVERSE SIDE]

                [Kurzweil Applied Intelligence, Inc. Proxy Card]

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Please mark
votes as in
this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" PROPOSALS 2, 3 AND 4.

1.  Election of Directors
Nominees:Thomas E. Brew, Jr. Steven F. Kaplan,
Raymond C. Kurzweil, William R. Lonergan
David R. A. Steadman, James W. Storey

1.   Election of                    FOR ALL          WITHHOLD
     Directors                      NOMINEES         FROM ALL

                                    [ ]              [ ]

- -------------------------------------------------------------------------------
To withhold authority to vote for one or more nominees, write his name on the line above.


                                            Mark here      [ ]
                                            for address
                                            change and
                                            note the change
                                            at left.


2.   Approval of an Amendment to the Certificate
     of Incorporation:
     [ ]             [ ]              [ ]
     FOR          AGAINST           ABSTAIN


3.   Approval of the Financing Plan:
     [ ]             [ ]              [ ]
     FOR          AGAINST           ABSTAIN




4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including, but not limited to the adjournment of the meeting for purposes of soliciting additional proxies to achieve a quorom or to obtain an affirmative vote on proposals 2 and 3.
     [ ]             [ ]              [ ]
     FOR          AGAINST           ABSTAIN




Please sign exactly as your name appears hereon. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: __________________ Date:_________

Signature: __________________ Date:_________




PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY
USING THE ENCLOSED ENVELOPE.




                [Kurzweil Applied Intelligence, Inc. Proxy Card]